Exhibit 16











July 18, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of ConAgra Foods, Inc.'s Form 8-K dated July 15, 2005, and we agree with the statements made in the 2nd and 4th paragraphs and have no basis to agree or disagree with the statements made in the 1st, 3rd, 5th, 6th and 7th paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP


Omaha, Nebraska